Exhibit 10.25

Quantum Corporation
224 Airport Parkway
Suite 300
San Jose, CA 95110-1382

(408) 944-4000

January 12, 2015

[NAME]
[ADDRESS]

Re:	Agreement to Advance Attorneys’ Fees
Dear [Name],
This letter (the “Letter”) will confirm that Quantum Corporation (the “Corporation”) will pay certain attorneys’ fees that may be incurred by you, as and in the circumstances described below.
As you may recall, you and the Corporation have previously entered into a written agreement or agreements relating to your employment (specifically, an employment agreement and/or Change of Control Agreement) (any such agreement referred to herein as an “Agreement”).
In the event that you bring an action to enforce or effect your rights under an Agreement (including this Letter), then the Corporation will advance all reasonable attorneys’ fees and costs incurred by you in connection with the action (the “Advance Payments”). The Advance Payments will be paid to you by the Corporation in advance of the final disposition of the underlying action and within thirty (30) days following your submission of proper documentation of the fees and costs incurred by you, but in no event later than the last day of your taxable year that immediately follows your taxable year in which the fees and costs were incurred by you. Your rights to the Advance Payments are, in each case, subject to the following additional requirements: (i) the right to this benefit is limited to fees incurred during your lifetime; (ii) you must submit documentation of the fees to be advanced no later than thirty (30) days following the end of your taxable year in which the fees were incurred; (iii) the amount of any Advance Payments provided during one taxable year will not affect the expenses eligible for payment by the Corporation as an Advance Payment in any other taxable year; and (iv) the right to any Advance Payment will not be subject to liquidation or exchange for another benefit or payment. These Advance Payments will be unsecured and interest‑free, and paid to you without regard to your ability to repay the fees incurred by you. The arbitrator will determine whether or not you are the prevailing party consistent with California Civil Code section 1717 and, if the Corporation is the prevailing party, whether or not any portion of the Advance Payments will be repaid to the Corporation. If any repayment is ordered, then it will take place no later than thirty (30) days following the final adjudication of the action.
For purposes of clarity, this Letter does not limit the Corporation’s ability to modify or terminate any employee benefit plans and programs that are established for its employees generally (such as 401(k) plans, equity incentive plans, vacation policies, etc.), which the Corporation, in its sole discretion, may modify or terminate from time to time for any reason. As a result, your rights to the Advanced Payments will not apply to any of these modifications or terminations that do not amend an Agreement. Further, your rights to the Advanced Payments will not apply with regard to any attorneys’ fees and costs you may incur in the event of a dispute relating to or arising from any equity plan or equity award agreement under which any equity awards have been granted to you by the Corporation, unless such dispute also arises from and as a result of an Agreement.
The Letter is intended to comply with or be exempt from the requirements of Internal Revenue Code Section 409A (“Section 409A”), so that none of the payments and benefits to be provided under this Letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Letter will be interpreted to comply with or be exempt from Section 409A. Any payments or benefits under this Letter will be subject to all applicable tax withholdings. Each payment and benefit to be paid or provided under this Letter is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations. The Corporation and you agree to work together in good faith to consider amendments to this Letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Corporation reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Exhibit 10.25

If you have any questions regarding this Letter, please contact Shawn Hall at [phone number].
Sincerely,
/s/ Jon Gacek
Jon Gacek
President and Chief Executive Officer
Quantum Corporation